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                                                                      EXHIBIT 11


                       GALILEO ELECTRO-OPTICS CORPORATION
                       CALCULATION OF EARNINGS PER SHARE



                                                             Nine Months Ended
                                                             -----------------

                                                    June 30, 1995         June 30, 1994
                                                    -----------------------------------
 Net income (loss)                                       $66,000          $(1,310,000)

 Average common shares outstanding                     6,475,839            6,473,654

 Average number of common equivalent shares
   arising from stock options                             18,254                   --
                                                    -----------------------------------

 Weighted average common and common
   equivalent shares outstanding                       6,494,093            6,473,654
                                                    ===================================

 Net income (loss) per common and common
   equivalent share outstanding                             $.01                $(.20)
                                                    ===================================





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